EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on February 25, 2004 pertaining to the 1995 Stock Option Plan, the 1996 Non-Employee Director Stock Option Plan, and the 2000 Employee Stock Compensation Plan of ILEX Oncology, Inc. of our report dated January 23, 2003, with respect to the consolidated financial statements of ILEX Oncology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
February 24, 2004